EXHIBIT 10.17
S CORPORATION TERMINATION AND
TAX SHARING AGREEMENT
This S Corporation Termination and Tax Sharing Agreement, dated as of December 1, 2017 (the “Agreement”), is made by and between Luther Burbank Corporation, a California corporation (the “Company”), and the trusts and individual(s) identified on the signature page hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS:
A. The Company has elected to be an S corporation (the “S Election”) under Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”).
B. The Company intends to conduct an initial public offering registered under the Securities Act of 1933, as amended (the “Public Offering”).
C. On the Termination Date (as defined in Section 2.01) the Company’s status as an S corporation will terminate.
D. The Shareholders are currently the only shareholders of the Company, and will continue to be so until immediately before the consummation of the Public Offering.
E. In connection with the Public Offering, and in order to induce the investment by the public in the Company, the Company and the Shareholders desire to provide for the termination of the Company’s status as an S Corporation and a tax allocation and indemnification agreement in connection with tax periods prior to and following the Termination Date (as defined below), as well as the other agreements set forth herein.
AGREEMENT:
NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholders do hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS
The following terms, as used herein, have the following meanings:
“Accumulated Adjustments Account,” or “AAA” shall have the meaning assigned to that term by Section 1368(e)(1) of the Code.
“Assumed Tax Rate” means, with respect to any tax period, the maximum combined federal and state income tax rates for taxpayers who are married and filing jointly, applicable for such period, taking into account the deductibility of state income tax for federal income tax purposes, applicable to an individual resident in California.

“C Short Year” shall have the meaning set forth in Section 1362(e)(1)(B) of the Code.
“Code” shall have the meaning set forth in Recital A.

“Post-Termination Distribution” shall mean a cash distribution during the Post-Termination Transition Period as set forth in Section 1371(e) of the Code to the extent it does not exceed the AAA.
“Post-Termination Transition Period” shall have the meaning set forth in Section 1377(b)(1) of the Code and shall begin on the day after the last day of the Company’s S Short Year.
“Public Offering” shall have the meaning set forth in Recital B.
“S Corporation” shall have the meaning set forth in Section 1361 of the Code.
“S Corporation Taxable Income” shall mean, for periods beginning on or after the date the Company became an S corporation and ending with the close of the last day of the S Short Year, the sum of (i) the Company’s items of separately stated income and gain (within the meaning of Section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by the Company’s separately stated items of deduction and loss (within the meaning of Section 1366(a)(1)(A) of the Code) and (ii) the Company’s nonseparately computed net income (within the meaning of Section 1366(a)(l)(B) of the Code).
“S Corporation Tax Year” means any taxable period during which the Company had an S Election in effect, including the S Short Year.
“S Election” shall have the meaning set forth in Recital A.
“S Short Year” shall have the meaning set forth in Section 1362(e)(1)(A) of the Code.
“S Termination Year” shall have the meaning set forth in Section 1362(e)(4) of the Code.
“Tax Proceeding” shall have the meaning set forth in Section 2.02.
“Termination Date” shall have the meaning set forth in Section 2.01.
“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

ARTICLE 2
S CORPORATION TERMINATION AND TAX SHARING
2.01 Termination of S Corporation Status. Pursuant to Section 1362(d) of the Code, the Company’s status as an S Corporation shall terminate on the earlier of (i) on which the Shareholders holding more than one-half of the shares of the Company stock file a consent to revoke the Company’s status as an S Corporation in accordance with and in the manner provided by Treasury Regulation Section 1.1362-6(a)(3), which election shall be in substantially the form attached hereto as Exhibit 1; and (ii) the day on which the Company issues shares of the Company’s common stock in the Public Offering to one or more shareholders which causes the Company to no longer qualify as an S Corporation (the “Termination Date”).
2.02 Payments Related to Future Adjustments. In the event that any final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise, which determination occurs after the Termination Date (each, a “Tax Proceeding”)) results in an increase in S Corporation Taxable Income, the Company shall distribute to the each Shareholder within 30 days of such final determination, cash in an amount equal to (i) the product of (A) the amount of increase in taxable income to such Shareholder resulting from the adjustment and (B) the Assumed Tax Rate plus (ii) any interest and penalties imposed thereon.
2.03 Liability for Taxes Incurred During the S Short Year and for Tax Periods Ending Prior to the Termination Date. Each Shareholder severally, and not jointly, covenants and agrees that: (i) such Shareholder has duly included (to the best of such Shareholder’s knowledge), or will duly include, in such Shareholder’s federal, state, and local income tax returns, such Shareholder’s respective allocable shares of all items of income, gain, loss, deduction, or credit attributable to the S Short Year of the Company, (ii)its federal, state and local income tax returns shall, to the extent required by applicable law, include such Shareholder’s allocable share of S Corporation Taxable Income of the Company from all sources through and including the close of business on the last day of the S Short Year of the Company, and (iii) such Shareholder shall, to the extent required by applicable law, pay any and all taxes such Shareholder is required to pay, as a result of being a shareholder of the Company, for all taxable periods (or that portion of any period) during which the Company was an S Corporation.
2.04 Shareholder Indemnification for Tax Liabilities. The Shareholders severally (according to the relative percentage of the outstanding shares of the Company’s common stock owned by each Shareholder on the last day of any applicable period to which a liability described below relates) and not jointly, each hereby agree to indemnify and hold the Company harmless from, against and in respect of any unpaid income tax liabilities of the Company (including interest and penalties imposed thereon) (i) which are attributable to the S Short Year or (ii) which are incurred by the Company as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Shareholders for any period, including the S Short Year or thereafter, and which (in the case of this clause (ii)) are attributable to a decrease for any period in the Shareholders’ taxable income and a corresponding increase for any period in the taxable income of the Company. Each Shareholder shall pay to the Company cash in an amount equal to: (A)(i) the amount of such increase in the tax liabilities of the Company, plus (ii) any interest and penalties imposed thereon, multiplied by (B) such Shareholder’s percentage of the outstanding shares of the Company’s common stock owned by each Shareholder on the last day of any applicable period to which a liability described below relates in proportion to such Shareholder’s ownership of the shares of the Company’s common stock owned by such Shareholder immediately prior to the effectiveness of the revocation of the election to be treated as an S Corporation.
2.05 Company Indemnification for Tax Liabilities. The Company hereby indemnifies and agrees to hold the Shareholders harmless from, against and in respect of income tax liabilities (including interest and penalties imposed thereon), if any, incurred by the Shareholders as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Company for any period ending after the Termination Date (including, without limitation, the C Short Year) which results in an increase for any period in the taxable income of the Shareholders. The Company shall distribute to each Shareholder cash in an amount equal to (i) the product of (A) the amount of such increase in the taxable income of such Shareholder resulting from such final determination and (B) the Assumed Tax Rate, plus (ii) any interest and penalties imposed thereon.

2.06 Payments. The Shareholders or the Company, as the case may be, shall make any payment required under Sections 2.04 or 2.05 of this Agreement within 30 days after receipt of notice from the other party that a final determination of an adjustment (by reason of a Tax Proceeding) has occurred and a payment is due by such party to the appropriate taxing authority.
2.07 Termination Payments to Shareholders. Immediately after the closing of the Public Offering, the Company shall distribute to the Shareholders in proportion to the ownership of the shares of the Company’s common stock owned by each Shareholder: (i) an amount equal to $40,000,000; and (ii) if not distributed prior to the closing of the Public Offering, an amount equal to the estimated federal and state tax liabilities of Shareholders for taxable income of the Company during the S Short Year of the Company attributable to such Shareholder, and in respect of which no prior tax distribution shall have been made (the “Estimated Distribution”). Within 90 days of the effectiveness of the termination of the Company’s S Election, the Company shall make any necessary adjustments to the Company’s income during the S Short Year attributable to the Shareholders and, (x) if the amount of the Estimated Distribution to a Shareholder is less than the amount equal to the product of (A) the amount of increase in taxable income to such Shareholder resulting from the adjustment and (B) the Assumed Tax Rate (the “Final Distribution”), then the Company shall, within 30 days thereafter, distribute to the Shareholders and amount equal to the excess of the Final Distribution over the Estimated Distribution; and (y) if the amount of the Final Distribution is less than the Estimated Amount, then each Shareholder shall, within 30 days thereafter, deliver to the Company an amount equal to the excess of the Estimated Distribution over the Final Distribution.

ARTICLE 3
ALLOCATION OF INCOME
3.01 Short Taxable Years. The parties acknowledge that the taxable year in which the S corporation status of the Company is terminated will be an “S Termination Year” for tax purposes, as defined in Section 1362(e)(4) of the Code. Pursuant to Section 1362(e)(1) of the Code, the S Termination Year of the Company shall be divided into two short taxable years: an “S Short Year” and a “C Short Year.” As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Termination Date. Pursuant to Section 1362(e)(1)(B) of the Code, that portion of the S Termination Year beginning on the Termination Date and ending on the last day of the taxable year shall be the C Short Year of the Company.
3.02 Closing of the Books. The Company and the Shareholder understand that for tax purposes (including for purposes of determining the Company’s S Corporation Taxable Income for its S Short Year), the Company will, where the Termination Date is established in as a result of the filing of consents in accordance with Section 2.01(i) hereof, allocate its items of income, gain, loss, deduction and credit for its calendar year between the S Short Year and the C Short Year based on a “closing of the books.”
ARTICLE 4
TAX MATTERS
4.01. Refunds. If the Company receives a refund of any income tax (including penalties and interest) for any period prior to the Termination Date, or as to which it has previously been indemnified by the any Shareholder, the Company shall pay an amount equal to such refund, within 30 days after receipt thereof, to such Shareholder on the last day of any applicable period to which the refund relates. If a Shareholder receives a refund of any income tax (including penalties and interest) as to which such Shareholder has previously been indemnified by the Company, such Shareholder shall, within 30 days after receipt thereon, remit an amount equal to such refund to the Company (for the avoidance of doubt, such refund shall be determined assuming such Shareholder’s only items of income, loss or deduction arise from the Company during the S Short Year).
4.02. Notice and Tax Proceedings.
(a) Any time that any Shareholder believes that such Shareholder may be entitled to a payment under this Agreement as a result of a Tax Proceeding such Shareholder shall use reasonable efforts to promptly notify the Company of such Tax Proceeding.
(b) The Company will have the option to represent itself in any Tax Proceeding, at its own expense and using advisors of the Company’s choice.
(c) The Shareholders shall cooperate fully with the Company in any Tax Proceeding and each such Shareholder shall have the right, but not the obligation, to participate in such Proceeding at such Shareholder’s own expense.
(d) Breach by a Shareholder of any of the provisions of this Section 4.01 will terminate the Company’s obligation to make payments to such Shareholder under Article 2 to the extent any such breach materially prejudices the result of any Tax Proceeding.
4.03. Inconsistent Reporting. If a Shareholder hereafter reports an item on such Shareholder’s income tax return in a manner materially inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Shareholders by the Company for a taxable period during which the Company had an S Election in effect, the Shareholder shall notify the Company of such treatment before filing the Shareholder’s income tax return. If such Shareholder fails to notify the Company of such inconsistent reporting, such Shareholder shall be liable to the Company for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.

ARTICLE 5
MISCELLANEOUS
5.01 Post-Termination Distributions. To the extent practicable and to the extent consistent with applicable law, payments or other distributions made to the Shareholders pursuant to Article 2 will be treated as Post-Termination Distributions for U.S. federal income tax purposes and any correspondingly applicable state and/or local tax purposes.
5.02 Other Distributions. To the extent that the Company’s tax return preparers determine that such payments or distributions cannot be properly treated as Post-Termination Distributions, then the amount of any distribution made to the Shareholders pursuant to Article 2 shall be increased by the amount of the Shareholders’ additional tax liability, if any, resulting from such payments or distributions, as reasonably determined by the Company’s tax return preparers, assuming that the Shareholders pay tax at the Assumed Tax Rate.
5.03 Confidentiality. Each of the parties agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law, or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to any person or entity.

5.04 Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor, heirs or personal representatives to any of the parties, by merger, acquisition of assets or stock in the Company or otherwise, to the same extent as if the successor, heir or personal representative had been an original party to this Agreement or the applicable Shareholder for the taxable period in question, and in such event, all references herein to a party shall refer instead to the successor, heir or personal representative of such party; provided, however, that for purposes of calculating the tax liability to which any payments under this Agreement would relate, the original Shareholders’ tax liability shall be taken into account, but any payments in connection therewith shall be made to the successor, heir or personal representative of the original Shareholders.
5.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of California.
5.06 Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.
5.07 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.
5.08 Electronic Transmission. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.
5.09 Notices. Any notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered to the parties at the addresses specified in Schedule A or at such other address as one party may specify by notice to the other party. All such notices and communications shall be effective when received. Any payment required to be made under this Agreement shall be mailed or delivered to the parties at the addresses specified in Schedule A or at such other address or account as one party may specify by notice to the other party.
5.10 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.
5.11 Effective Date and Survival. This Agreement shall be effective as of the Termination Date and shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by this Agreement; provided, however, that if the Public Offering has not been consummated on or before December 31, 2017, this Agreement will be void, having no force or effect.
5.12 Successor Provisions. Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.
5.13 Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.
5.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this S Corporation Termination and Indemnification Agreement on the date first set forth above.

LUTHER BURBANK CORPORATION

                        By: /s/ Victor S Trione
VICTOR S TRIONE TRUST

By: /s/ Victor S Trione
Victor S. Trione, Trustee

VICTOR HENRY DAVID TRIONE TRUST

By: /s/ John Hamann
John Hamann, Trustee

MADELYNE VICTORIA TRIONE TRUST

By: /s/ John Hamann
John Hamann, Trustee

MARK H. TRIONE AND CATHERINE L. TRIONE TRUST

By: /s/ Mark H Trione
Mark H Trione, Trustee

HENRY MARK TRIONE 1997 IRREVOCABLE TRUST

By: /s/ John Hamann
John Hamann, Trustee

DENISE CATHERINE TRIONE 1997 IRREVOCABLE TRUST

By: /s/ John Hamann
John Hamann, Trustee

SALLY PATRICIA TRIONE 1997 IRREVOCABLE TRUST

By:
, Trustee

GEORGE AND BICE MANCINI

By: /s/ George Mancini
                        George Mancini

GEORGE MANCINI 2006 TRUST

By: /s/ George Mancini
George Mancini, Trustee

SCHEDULE A
Notices

To the Company:     Luther Burbank Corporation
Legal Department
520 Third Street, 4th Floor
Santa Rosa, CA 95401

With a copy to:             lega@lbsavings.com

To the Shareholders:        VIMARK
John Hamann
P.O. Box NN
Santa Rosa, CA 95402

George Mancini
555 Thyme Place
San Rafael, CA 94903

With a copy to:            N/A

EXHIBIT 1

__________, 2017

VIA [Telecopier]
Internal Revenue Service
___________________
___________________
___________________

RE:    Luther Burbank Corporation
520 Third Street, Fourth Floor
Santa Rosa, CA 95401
TIN 68-0270948

Ladies and Gentlemen:

In accordance with §1362(d) of the Internal Revenue Code of 1986, as amended (the “Code”), the above referenced company, Luther Burbank Corporation (the “Company”) hereby revokes the election under §1362(a) of the Code to be an S corporation, effective as of _____________, 2017. As of the time of revocation, the number of issued and outstanding shares of the Company’s stock is 42,000,000. There are no shares of nonvoting stock issued or outstanding as of the revocation date

Attached hereto are executed consents of shareholders of the Company holding more than one-half of the issued and outstanding shares of the Company’s stock.

LUTHER BURBANK CORPORATION

By:
Laura Tarantino
Executive Vice President &
Chief Financial Officer